Exhibit 10.21

                                 PROMISSORY NOTE
US$130 million                                                 November 10, 1998

                  PDVSA Finance Ltd. ("PDVSA Finance"), for value received, hereby unconditionally promises to pay to the order of PDV America, Inc., or to its assigns (the "Lender"), in lawful money of the United States of America, the principal amount of One Hundred Thirty Million Dollars (US$130 million) (the "Loan") in installments as described below. PDVSA Finance further promises to pay interest on the unpaid principal amount of the Loan at the interest rate and on the dates described below.

1.   General
                  1.1. General PDVSA Finance covenants and agrees that, so long as any amount payable under the Loan remains unpaid it shall observe and perform each of the covenants and obligations set forth in Article 4 and Article 7 of the Fiscal and Paying Agency Agreement, (the "Fiscal Agency Agreement"), dated May 14, 1998, among PDVSA Finance and The Chase Manhattan Bank, as Fiscal Agent, and Chase Manhattan Bank Luxembourg S.A., as Paying Agent, which Articles are incorporated by reference in this promissory note as if fully set forth herein, in accordance with their terms. Capitalized terms used in this promissory note have the meanings specified in the Fiscal Agency Agreement unless otherwise defined herein. This promissory note constitutes a Debt Agreement as defined in the Fiscal Agency Agreement.

2.   Definitions
                  2.1. Definitions. For purposes of this Note, the following terms shall have the meanings indicated:

                  "Business Day" means a day that in the city in which Loan amounts are payable, is not a day on which banking institutions are authorized or required by law or regulation to close.

                  "Dollars" or "$" means the lawful currency of the United States of America.

                  "Loan" means the loan to PDVSA Finance evidenced hereby.

                  "Make-Whole Premium" means a premium determined as of the Business Day prior to the prepayment date for a prepayment being made pursuant to Section 3.2 of this promissory note, in respect of the outstanding Loan amount (or the portion thereof) to be prepaid, equal to the amount (but not less than zero) obtained by subtracting (a) the sum of the unpaid principal amount of such Loan (or the portion thereof) being prepaid and the amount of interest thereon accrued to such prepayment date, from (b) the Current Value of the amount of principal and interest on such Loan (or the portion thereof) being prepaid that would otherwise have become due on and after the date of such determination if the Note were not being prepaid (each such amount of principal or


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interest being referred to herein as an "Amount Payable"). The "Current Value"
means such Amount Payable discounted (on a monthly basis) to its present value on the date of determination, in accordance with the following formula:

                                         Amount Payable
                      Current Value = ---------------------
                                            (1+d/12)n

where "d" is the sum of (i) 50 basis points, plus (ii) the Treasury Yield per annum expressed as a decimal, and "n" is an exponent (which need not be an integer) equal to the number of monthly periods and portions thereof (any such portion of a period to be determined by dividing the number of days in such portion of such period by the total number of days in such period, both computed on the basis of twelve 30-day months in a 360-day year) between the date of such determination and the due date of the Amount Payable. The "Treasury Yield" shall be determined by reference to the yields for U.S. Treasury Notes as indicated (currently on page "500" thereof) on the Telerate Screen for actively traded U.S. Treasury Notes at approximately 10:00 a.m. (New York City time) on the Business Day next preceding such prepayment date or, if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, by reference to the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to such prepayment date, and shall be the most recent weekly average yield on actively traded U.S. Treasury Notes adjusted to a constant maturity equal to the then remaining weighted average life of the outstanding principal amount of the Note (the "Remaining Life"), computed by dividing (A) the sum of all remaining principal payments into (B) the total of the products obtained by multiplying (1) the amount of each remaining principal payment by (2) the number of years (calculated to the nearest one-twelfth) which will elapse between the date as of which such computation is made and the due date of each remaining principal payment. If the Remaining Life is not equal to the constant maturity of a U.S. Treasury Note for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of (x) the actively traded U.S. Treasury Note with the average life closest to and greater than the Remaining Life and (y) the actively traded U.S. Treasury Note with the average life closest to and less than the Remaining Life, except that if the Remaining Life is less than one year, the weekly average yield on actively traded U.S. Treasury Notes adjusted to a constant maturity of one year shall be used. The Treasury Yield shall be computed to the fifth decimal place (one-thousandth of a percentage point) and then rounded to the fourth decimal place (one-hundredth of a percentage point).

                  "Next Payment of Scheduled Debt Service" means on any date of determination for any Debt Agreement, the amount of the first payment of Scheduled Debt Service in respect of Indebtedness outstanding under such Debt Agreement that is scheduled to be paid in cash after such date of determination. For this purpose, amounts scheduled to be paid on the same date shall be treated as a single payment whether such amounts shall be principal, interest or otherwise.

                   "Note" means this promissory note of PDVSA Finance evidencing the payment obligations of PDVSA Finance in respect of the Loan.

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                   "Payment Date" means each February 10, May 10, August 10 and
November 10 of each year. If a Payment Date falls on any day which is not a Business Day, such Payment Date will be postponed to the next day which is a Business Day.


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                  "Taxes" has the meaning assigned to that term in Section 6.1 below.

3.  Repayment

                  3.1. Repayment. (a) PDVSA Finance shall repay the outstanding principal amount of the Loan commencing on February 10, 2009, in 20 equal quarterly installments of principal as illustrated in Exhibit A.

                  (b) In the event of any prepayment pursuant to Section 3.2 hereof, the remaining unpaid installments of principal of the Loan will be ratably reduced by an aggregate amount equal to the principal amount so being repaid.

                  3.2. Optional Prepayment. PDVSA Finance may prepay the Loan, at any time, in whole or in part, in an integral multiple of $1,000,000 at the Prepayment Price as provided in this Section 3.2. The Prepayment Price shall be an amount equal to 100% of the outstanding principal amount to be prepaid together with accrued and unpaid interest thereon together with an amount equal to the Make-Whole Premium, if any, calculated as of the Business Day prior to the prepayment date. PDVSA Finance shall no later than the third Business Day preceding the date it designates for any prepayment, give the Lender written notice of the amount to be prepaid on such date. Any notice so given will be irrevocable.

4.  Interest

                  4.1. Rate. Interest shall be payable in arrears quarterly on each Payment Date commencing on February 10, 1999 as illustrated in Exhibit A. Except as otherwise expressly provided in Section 4.2, interest shall accrue on the outstanding principal amount of the Loan, at a rate per annum equal to 8.558 percent (8.558%).

                  4.2. Interest on Late Payments. If PDVSA Finance shall fail to pay when due any installment of principal of or interest on the Note, it shall pay the Lender on demand interest on the amount in default (after giving effect to any applicable grace period) from the date such payment became due until payment in full at the rate of 1% over the applicable per annum interest rate.

5. Payments; Computations

                  5.1. Making of Payments. Each payment by PDVSA Finance to the Lender under this Note shall be made in Dollars pursuant to the terms of Section
3.02 of the Fiscal Agency Agreement or, if the Fiscal Agency Agreement shall no longer be in effect, pursuant to such other instructions as the Lender may give by prior written notice to PDVSA Finance.

                  5.2. Computations. Accrued interest on the Loan shall be calculated on the basis of a 360-day year of twelve 30-day months and shall be payable quarterly in arrears on each Payment Date.


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6.  Taxes

                  6.1. Taxes. All payments by PDVSA Finance hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the Cayman Islands or Venezuela or any political subdivision or taxing authority therein (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted from or in respect of any amount payable hereunder, (i) the amount payable by PDVSA Finance shall be increased as may be necessary so that after making all required deductions the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) PDVSA Finance shall make such deductions and (iii) PDVSA Finance shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes by PDVSA Finance in respect of any payment hereunder, PDVSA Finance will furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

7.  Events of Default

                  7.1. Events of Default. If one or more of the following events of default (each an "Event of Default") shall occur and be continuing, the Lender shall be entitled to the remedies set forth in Sections 7.2 and 7.3 hereof.

                  (a) Default in the payment of all or any part of the principal on the Loan and when the same shall become due and payable either at maturity, upon any prepayment, or otherwise; or
                  (b) Default in the payment of any installments of interest upon or other amount in respect of the Loan (other than principal) as and when the same shall become due and payable, and continuance of such default for a period of 5 days; or

                  (c) The occurrence of any "Event of Default" set forth in the Fiscal Agency Agreement; or

                  (d) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of PDVSA Finance, PDVSA-P&G or PDVSA in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, sequestrator (or similar official) of PDVSA Finance, PDVSA-P&G or PDVSA, as appropriate, or for all or any substantial part of its Property or ordering the winding up or liquidation of its affairs or its dissolution or reorganization, and in each case such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (ii) PDVSA Finance, PDVSA-P&G or PDVSA shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar

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official) of PDVSA Finance, PDVSA-P&G or PDVSA, as appropriate, or for all or any substantial part of its Property, or make any general assignment for the benefit of creditors or admits its inability to pay its debts as they come due; or

                  (e) Failure by PDVSA Finance to remedy a breach of any covenant set forth herein in any material respect (other than those covenants incorporated by reference in Section 1.1) within 60 days after PDVSA Finance became aware or should have become aware of such breach; or

                  (f) It becomes unlawful for PDVSA Finance to perform any of its obligations under the Fiscal Agency Agreement or the Note; or

                  (g) At any time, and for 7 consecutive Business Days, the aggregate amount of cash and Permitted Investments held in, or credited to, the Liquidity Facility (including Acceptable Letters of Credit held in lieu of cash or Permitted Investments pursuant to Section 5.03 of the Fiscal Agency Agreement) is less than an amount, determined at such time, equal to the sum of Next Payments of Scheduled Debt Service for all Debt Agreements pursuant to which Indebtedness is outstanding on such date; or

                  (h) PDVSA Finance (or any entity that has assumed its obligations thereunder) revokes or terminates the Fiscal Agency Agreement or the Note or the Fiscal Agency Agreement or the Note ceases to be in full force and effect other than pursuant to its terms or is repudiated by PDVSA Finance.

                  7.2. Default Remedies. (a) If any Event of Default shall occur and be continuing, the Lender may, by notice to PDVSA Finance, declare all amounts payable hereunder by PDVSA Finance that would otherwise be due after the date of such declaration to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand or payment, protest or notice of any kind, which are expressly waived by the PDVSA Finance, subject to paragraph (b) below.

                  (b) The Lender shall be deemed to agree that it shall only be entitled to receive payment (in respect of the Loan), and shall not ask, demand, sue for, take or receive from PDVSA Finance, by set-off or in any other manner, or retain, payment (in whole or in part) of such amounts other than the Lender's ratable share of amounts, if any, on deposit in the Retention Account established and maintained with the Fiscal Agent; provided that such agreement shall automatically cease to have any force and effect upon the occurrence and during the continuance of any Event of Default of the type referred to in
Section 7.01(a), (c), (d), (g), (h), (i), (k)(ii), (l) or (m) of the Fiscal Agency Agreement as specified therein. The foregoing shall not limit the right of any person to enforce the Receivables Documents against any party thereto or to exercise any right thereunder.

                  7.3. Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

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8.  General

                  8.1. Choice of Law. This Note shall be governed by and construed and interpreted in accordance with the law of the State of New York.

                  8.2. Jurisdiction. PDVSA Finance agrees that any legal suit, action or proceeding relating to this Note may be brought in the federal courts of the United States for the Southern District of New York (and the courts of appeal thereto), and if they cannot or will not hear such an action, then in the state courts of the County and State of New York (and the courts of appeal thereto), waives any claim that such proceeding has been brought in an inconvenient forum and irrevocably submits to and accepts the nonexclusive jurisdiction of such courts in any such proceeding. PDVSA Finance agrees to appoint CT Corporation System (the "Authorized Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, United States, as its agent to receive on behalf of PDVSA Finance and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. The Authorized Agent may be served in any such action which may be instituted in any such court. PDVSA Finance agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to PDVSA Finance (mailed or delivered to PDVSA Finance at its address as set forth herein) shall be deemed effective service of process upon PDVSA Finance.

                  8.3. Notices. All notices pursuant to this Note shall be given in writing and sent by certified or registered mail, postage-prepaid or by facsimile transmission. All such notices shall be sent to the telecopier number or address (as the case may be) specified for the intended recipient on the signature page hereof, or to such other number or address as such recipient may have last specified by notice to the other party. All such notices shall be effective upon receipt.

                  8.4. Assignment. This Note shall be binding upon and inure to the benefit of the Lender and PDVSA Finance and their respective successors and assigns; provided, however, that PDVSA Finance may not assign any of its rights or delegate any of its obligations under this Note without the prior written consent of the Lender.

                  (b) The Lender may at any time assign any of its rights (in whole but not in part) under this Note and shall promptly give written notice thereof to PDVSA Finance. PDVSA Finance shall, from time to time at the request of the Lender, execute and deliver such documents as may be necessary to give full force and effect to any such assignment.

                  8.5. Enforcement Expenses. PDVSA Finance shall reimburse the Lender on demand for all reasonable expenses incurred as a consequence of, or in connection with, any Event of Default or the preservation or enforcement of any right of the Lender under this Note.


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                  8.6. Waiver of Immunity. To the extent that PDVSA Finance
(including any of its revenues, assets or properties) has or hereafter may acquire any immunity from jurisdiction of any court, from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, or any other legal process for enforcement of judgment in any action or proceeding in any manner arising out of the Fiscal Agency Agreement or the transactions contemplated hereby, PDVSA Finance hereby irrevocably agrees not to plead or claim, and irrevocably waives any such immunity, and any defense based on such immunity, in respect of its obligations arising out of the Fiscal Agency Agreement and the transactions contemplated hereby. Without limiting the foregoing, PDVSA Finance hereby expressly and irrevocably waives (and agrees not to plead or claim or raise as a defense) any sovereign immunity under the Foreign Sovereign Immunities Act of 1976, as amended, 28 U.S.C. ss.ss. 1602-1611 from (i) any action or proceeding in any Federal or state court in the United States arising out of the Fiscal Agency Agreement and the transactions contemplated thereby and (ii) attachment prior to judgment, attachment in aid of execution, or execution of a judgment arising out of the Fiscal Agency Agreement and the transactions contemplated thereby against the revenues, assets or properties of PDVSA Finance located in the United States.


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                  IN WITNESS HEREOF, PDVSA Finance has caused this Instrument to be duly executed.


                              PDVSA FINANCE LTD.
                              Address: Caledonian Bank & Trust Ltd.
                                       Caledonian House
                                       Mary Street, P.O. Box 1043
                                       George Town, Grand Cayman
                                       Cayman Islands
                                       Attn:
                                       Telecopier:

                              By:     /s/ Michael Austin
                                  -----------------------------
                                  Name: Michael Austin
                                  Title: Director


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                                                                       Exhibit A
                              Amortization Schedule
                           (in millions of US dollars)

    Payment                Principal          Interest         Balance after
     Date                   Payment            Payment       Principal Payment
     ----                   -------            -------       -----------------

 2/10/99                      $0.0            $2.7813500           $130.0
 5/10/99                      0.0             2.7813500            130.0
 8/10/99                      0.0             2.7813500            130.0
11/10/99                      0.0             2.7813500            130.0
 2/10/99                      0.0             2.7813500            130.0
 5/10/00                      0.0             2.7813500            130.0
 8/10/00                      0.0             2.7813500            130.0
11/10/00                      0.0             2.7813500            130.0
 2/10/01                      0.0             2.7813500            130.0
 5/10/01                      0.0             2.7813500            130.0
 8/10/01                      0.0             2.7813500            130.0
11/10/01                      0.0             2.7813500            130.0
 2/10/02                      0.0             2.7813500            130.0
 5/10/02                      0.0             2.7813500            130.0
 8/10/02                      0.0             2.7813500            130.0
11/10/02                      0.0             2.7813500            130.0
 2/10/03                      0.0             2.7813500            130.0
 5/10/03                      0.0             2.7813500            130.0
 8/10/03                      0.0             2.7813500            130.0
11/10/03                      0.0             2.7813500            130.0
 2/10/04                      0.0             2.7813500            130.0
 5/10/04                      0.0             2.7813500            130.0
 8/10/04                      0.0             2.7813500            130.0
11/10/04                      0.0             2.7813500            130.0
 2/10/05                      0.0             2.7813500            130.0
 5/10/05                      0.0             2.7813500            130.0
 8/10/05                      0.0             2.7813500            130.0
11/10/05                      0.0             2.7813500            130.0
 2/10/06                      0.0             2.7813500            130.0
 5/10/06                      0.0             2.7813500            130.0
 8/10/06                      0.0             2.7813500            130.0
11/10/06                      0.0             2.7813500            130.0
 2/10/07                      0.0             2.7813500            130.0
 5/10/07                      0.0             2.7813500            130.0




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 8/10/07                      0.0             2.7813500            130.0
11/10/07                      0.0             2.7813500            130.0
 2/10/08                      0.0             2.7813500            130.0
 5/10/08                      0.0             2.7813500            130.0
 8/10/08                      0.0             2.7813500            130.0
11/10/08                      0.0             2.7813500            130.0
 2/10/09                      6.5             2.7813500            123.5
 5/10/09                      6.5             2.6422825            117.0
 8/10/09                      6.5             2.5032150            110.5
11/10/09                      6.5             2.3641475            104.0
 2/10/10                      6.5             2.2250800             97.5
 5/10/10                      6.5             2.0860125             91.0
 8/10/10                      6.5             1.9469450             84.5
11/10/10                      6.5             1.8078775             78.0
 2/10/11                      6.5             1.6688100             71.5
 5/10/11                      6.5             1.5297425             65.0
 8/10/11                      6.5             1.3906750             58.5
11/10/11                      6.5             1.2516075             52.0
 2/10/12                      6.5             1.1125400             45.5
 5/10/12                      6.5             0.9734725             39.0
 8/10/12                      6.5             0.8344050             32.5
11/10/12                      6.5             0.6953375             26.0
 2/10/13                      6.5             0.5562700             19.5
 5/10/13                      6.5             0.4172025             13.0
 8/10/13                      6.5             0.2781350              6.5
11/10/13                      6.5             0.1390675              0.0




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